Exhibit 99

Company Contact: Martin McDermut Senior Vice President, Chief Financial Officer Email: mmcdermut@suptech.com (805) 690-4500	Investor Relations Contact: Lippert / Heilshorn & Associates Lillian Armstrong, Moriah Shilton Email:lillian@lhai-sf.com (415) 433-3777

SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES FOURTH QUARTER AND
YEAR-END 2003 RESULTS

-STI Achieved Profitability-

     SANTA BARBARA, Calif., March 1, 2004 — Superconductor Technologies Inc. (Nasdaq: SCON) (“STI”), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced results for the quarter and year ended December 31, 2003.

Total net revenues for the fourth quarter were $16.4 million, an increase of 16 percent compared to $14.2 million in the third quarter of 2003 and an increase of 135 percent compared to $7.0 million for the year-ago fourth quarter. Net commercial product revenues for the fourth quarter of 2003 were $12.9 million, an increase of 12 percent compared to $11.6 million in the prior quarter and an increase of 200 percent compared to $4.3 million in the fourth quarter of 2002. Government and other contract revenue totaled $3.4 million during the 2003 fourth quarter compared to $2.7 during the year ago period. Approximately $1.2 million of the government and other contract revenue in the fourth quarter of 2003 is attributable to the acquisition of Conductus, which closed in December of 2002.

Net income for the quarter ended December 31, 2003 was $910,000, compared to a net loss of $851,000 in the third quarter of 2003 and a net loss of $2.9 million, which included litigation expenses of $716,000, for the quarter ended December 31, 2002. Net income per diluted share for the fourth quarter of 2003 was $0.01, compared to a net loss of $0.09 per diluted share in the same quarter of 2002.

“Fourth quarter 2003 was our first profitable quarter — a goal we had been striving toward throughout the year,” said M. Peter Thomas, STI’s president and chief executive officer. “Our commercial product gross margin improved to 32 percent, demonstrating the benefits of the manufacturing infrastructure improvement plan we implemented in early 2003. We anticipate experiencing continuing product cost and capacity enhancement benefits from this plan throughout 2004 and 2005.”

For the year ended December 31, 2003, total net revenues increased 121 percent to $49.4 million, versus $22.4 million for the year ended December 31, 2002. Net commercial product revenues for the year 2003 were $38.6 million, an increase of 119 percent compared to $17.6 million a year ago. The company recorded $10.8 million in government and other contract revenues for the year ended December 31, 2003, versus $4.8 million for the year ended December 31, 2002; approximately $4.6 million of this increase is attributable to the acquisition of Conductus, which closed in December of 2002.

The net loss available to common stockholders for the year ended December 31, 2003 was $11.3 million, including litigation expenses of $4.8 million, or $0.18 per diluted share, versus $21.3 million, including litigation expenses of $3.2 million, or $0.89 per diluted share in the prior year. The net loss available to common stockholders for the year ended December 31, 2002 included a deemed distribution to preferred stockholders of $1.8 million.

At December 31, 2003, STI had $11.1 million in cash and cash equivalents, and $15.6 million in working capital. Commercial product backlog stood at approximately $250,000 at December 31, 2003. The total number of common shares outstanding was 68,907,109 at December 31, 2003.

STI’s independent auditor, PricewaterhouseCoopers LLP, (PWC), will express its opinion with respect to the Company’s FY 2003 financial statements in the company’s upcoming 10K for 2003. STI anticipates that, as last year, PWC’s opinion will include an explanatory paragraph expressing doubt about the Company’s ability to continue as a going concern due to past losses and negative cash flows.

First Quarter 2004 Financial Guidance

STI’s expectations for commercial revenue growth are dependent on a relatively stable or recovering economic environment and improved wireless carrier capital expenditures in 2004. Its government revenue expectations are dependent upon acceptance and timing of DARPA-related contracts.

STI expects first quarter 2004 total net revenues of $4 million to $5 million. Thomas stated, “We currently anticipate lower than previously forecasted revenues and a net loss in the first quarter of 2004. We are a manufacturer of equipment to a relatively small number of customers and are highly sensitive to any changes experienced by our customers. We have in recent weeks experienced the downside of such changes involving in one case a major industry consolidation, and for another important customer, a major reorientation of capital spending to a new project and the accompanying diversion of management attention to this project.”

“However, we believe the improving global wireless infrastructure market, driven by the continued worldwide growth in wireless subscribers, rising minutes of use and greater demand for data, will lead to further acceptance of our product line as carriers seek efficient capital spending and improved network performance. As a result, we expect sequentially improving sales throughout the last three quarters of 2004 and a corresponding improvement in our financial performance,” Thomas concluded.

Investors are cautioned the guidance above constitutes a forward-looking statement which is made with reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Risks associated with this and other forward-looking statements included in this press release are detailed below, and in STI’s SEC filings.

Investor Conference Call

STI will host an investor conference call today at 2:00 p.m. pacific time, March 1, 2004. The call will be accessible live by dialing 800-572-9829. A 48-hour replay will be available by dialing 800-642-1687, pass code 5325575. The call will also be simultaneously webcast and available on STI’s web site at http://www.suptech.com.

About Superconductor Technologies Inc.

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks.

STI’s SuperLink™ Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink™ Rx, the company’s flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

More than 3,800 SuperLink Rx systems have been shipped worldwide, logging in excess of 42 million hours of cumulative operation. In 2002 and 2003, STI was named to Deloitte & Touche’s prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area.

SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

Safe Harbor Statement

The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI’s views on future profitability, revenues, market growth, capital requirements and new product introductions, and are generally identified by phrases such as “thinks,’’ “anticipates,’’ “believes,’’ “estimates,’’ “expects,’’ “intends,’’ “plans,’’ “goals” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI’s ability to expand its operations to meet anticipated product demands; the ability of STI’s products to achieve anticipated benefits for its customers; the anticipated growth of STI’s target markets; unanticipated delays in shipments to customers; and STI’s ability to achieve profitability. STI refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

- Tables to Follow -

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2002	2003	2002	2003
Net revenues:
Net commercial product revenues	$4,309,000	$12,947,000	$17,601,000	$38,577,000
Government and other contract revenues	2,662,000	3,431,000	4,785,000	10,759,000
Sub license royalties	—	17,000	10,000	58,000

Total net revenues	6,971,000	16,395,000	22,396,000	49,394,000
Costs and expenses:
Cost of commercial product revenues	4,197,000	8,799,000	19,286,000	28,249,000
Contract research and development	1,016,000	2,238,000	2,531,000	6,899,000
Other research and development	538,000	395,000	4,489,000	4,697,000
Selling, general and administrative	3,384,000	3,953,000	14,976,000	20,567,000
Write off of in-process research and development	700,000	—	700,000	—

Total costs and expenses	9,835,000	15,385,000	41,982,000	60,412,000

Income (loss) from operations	(2,864,000)	1,010,000	(19,586,000)	(11,018,000)
Interest income	20,000	30,000	218,000	177,000
Interest expense	(81,000)	(130,000)	(145,000)	(504,000)

Net income (loss)	(2,925,000)	910,000	(19,513,000)	(11,345,000)
Less:
Deemed distribution attributable to the preferred stock beneficial conversion feature	—	—	(1,756,000)	—

Net income (loss) available to common stockholders	($2,925,000)	$910,000	($21,269,000)	($11,345,000)

Basic and diluted income (loss) per common share	($0.09)	$0.01	($0.89)	($0.18)

Weighted average number of common shares outstanding Basic	30,867,500	65,702,315	24,019,542	62,685,292

Diluted	30,867,500	72,652,146	24,019,542	62,685,292

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

	December 31, 2002	December 31, 2003
		Unaudited
Cash and cash equivalents	$18,191,000	$11,144,000
Total current assets	28,498,000	29,515,000
Total assets	65,326,000	68,123,000
Total current liabilities	11,995,000	13,939,000
Long term debt	2,123,000	721,000
Total liabilities	15,802,000	15,903,000
Total stockholders’ equity	49,524,000	52,220,000